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                                                                      EXHIBIT 99

Contact:       Kathy Galante                      Raj Punwaney, M.D., M.B.A.
               Corporate Communications           Kathy L. Jones, Ph.D (media)
               OSI Pharmaceuticals, Inc.          Burns McClellan
               516-222-0023                       212-213-0006

               OSI PHARMACEUTICALS UPDATES PHASE II DATA FOR THE
                  COMPANY'S LEAD ANTI-CANCER COMPOUND, OSI-774

     -DATA FOR PATIENTS WITH NON-SMALL CELL LUNG AND HEAD AND NECK CANCERS PRESENTED AT THE EUROPEAN ORGANIZATION FOR THE RESEARCH AND TREATMENT OF
                     CANCER (EORTC) SYMPOSIUM IN AMSTERDAM-

     UNIONDALE, NEW YORK - NOVEMBER 9, 2000 - OSI Pharmaceuticals, Inc. (Nasdaq:
OSIP) announced today updated findings from two ongoing clinical studies using the Company's lead anti-cancer drug candidate, OSI-774, as a single agent. Data showed that 48% of 56 patients with advanced, refractory non-small cell lung cancer and 42% of 78 evaluable patients with advanced head and neck cancer had either a partial response or evidence of disease stabilization after 3 months of daily oral dosing with OSI-774. The drug is a potent, selective and orally active inhibitor of the Epidermal Growth Factor Receptor (EGFR) tyrosine kinase, an oncogene that is associated with the aberrant growth characteristic of certain cancer cells. The data was communicated by investigators at the European Organization for the Research and Treatment of Cancer (EORTC) symposium on new drugs in cancer therapy in Amsterdam.

     "EGFR inhibitors represent an important emerging class of novel anti-cancer agents," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer of OSI Pharmaceuticals. "These data confirm our belief that, in OSI-774, we have a promising drug candidate that we anticipate will be a strong competitor in this area."

     Philip Bonomi, M.D., a lead investigator and Director of Medical Oncology at the Rush Cancer Institute in Chicago, reported data from the Phase II study of 56 patients with advanced, refractory, non-small cell lung cancer (NSCLC). Eligibility criteria for the open label, single agent study required patients to have failed a platinum-based chemotherapy regimen and to have tumors that are histopathologically confirmed to be EGFR positive. OSI-774 (150 mg) was given orally as a single agent on a once-a-day dosing schedule. Patients were evaluated at 8 and 12 weeks and classified as partial responders (>50% reduction in tumor size), patients with stable disease or patients with progressive disease. Results showed that 48% of the patients had either a partial response or stable disease at 12

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weeks and continued on the drug. Seven patients showed objective partial responses, while 20 patients demonstrated stabilization of their malignancy.

     "These results are very encouraging and confirm our earlier observations that OSI-774 has shown strong indications of single agent activity in refractory NSCLC patients. Some of these patients had failed two or three previous regimens," commented Dr. Bonomi. "We look forward to further studies that will examine the activity of OSI-774 in previously treated and untreated patients with NSCLC. Studies of OSI-774 in combination with other agents are currently being planned."

     Lillian L. Siu, M.D., a lead investigator and Medical Oncologist at the Department of Medicine, Princess Margaret Hospital in Toronto, presented intermediate data from a Phase II study in 113 patients with advanced squamous cell carcinoma of the head and neck (SCCHN). Qualification criteria for the open label, single agent study required patients to have had previous therapy, including surgery, radiotherapy, concomitant chemo-radiotherapy, or adjuvant chemotherapy. Dosing and end-points were similar to the NSCLC study. Results for the first 78 evaluable patients showed that 42% had either a partial response or demonstrated evidence of disease stabilization at 12 weeks. Ten patients in the study had objective partial responses, while 23 patients showed stabilization of their malignancy.

     "We believe these results are very encouraging, especially in a difficult to treat, refractory patient population," commented Dr. Siu. "Considering that current regimens of the available chemotherapeutic agents do not prolong survival in this patient population, an oral agent with skin rash as the major adverse event, could become very useful in the treatment of this disease. The current study focused on single agent OSI-774 therapy in later stage patients. Based on these data, studies of OSI-774 in combination with radiotherapy, chemo-radiotherapy, and chemotherapy for this disease should be pursued."

     OSI-774 has now been administered to over 300 people in Phase I and ongoing Phase II studies. Preliminary safety and efficacy analysis is ongoing and has thus far documented that OSI-774 therapy can be administered to most patients with advanced cancer. Treatment has been generally well tolerated at the Phase II dose of 150 mg/day with a reversible acneiform rash and occasional diarrhea being the most common side-effects reported to date. Consistent with other EGFR inhibitors in clinical development, rash is the most common adverse event. In the Phase II non-small cell lung cancer study, 42 of the 56 patients (75%) had either no occurrence of rash or mild rash and only 1 patient exhibited a severe rash. However, rash was more severe in the head and neck study with 24 patients undergoing a dose reduction and 2 patients discontinuing therapy due to rash. Some success in treating rash has been observed with minocycline as well as with

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a variety of other agents. In many patients, the skin rash subsides while continuing therapy with OSI-774.

     Paul I. Nadler, M.D., Vice President of Medical Affairs of OSI Pharmaceuticals, noted that "Antitumor activity manifested by disease stabilization and/or objective partial responses has been observed in each Phase I and Phase II study of OSI-774 that has been undertaken to date. The observation of antitumor activity in multiple early studies of novel antineoplastic agents has been the hallmark of broadly active agents. We believe this activity, coupled with the described safety profile of OSI-774, should allow combination with many standard and experimental therapies for cancer patients."

     Investors may access a webcast regarding this announcement over the Internet by logging onto: http://www.osip.com/investor/conference_call or http://www.vcall.com/NASApp/Vcall/EventPage?ID=52601 on Thursday, November 9th at 11:30AM Eastern time. A replay of this call will also be available until November 10th at 1:00PM Eastern time by dialing, 800-633-8284 or 858-812-6440 - call number: 16867897.

     OSI Pharmaceuticals is a leading biopharmaceutical company with a substantial portfolio of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, respiratory diseases, diabetes, and cosmeceuticals. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds against more than 40 gene targets.

     This news release contains forward-looking statements. These statements include, but are not limited to, statements regarding: the competitive position of OSI-774; the pursuit of further studies of the activity of OSI-774 as a single agent and in combination with other agents and therapies; and the usefulness of OSI-774 in the treatment of cancer. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made in this press release as well as in other documents including filings made with the Securities and Exchange Commission. Factors that may cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical and clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, competition from other pharmaceutical companies and their products, product pricing and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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